Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment to the Offering Statement on Form 1-A of Alzamend Neuro, Inc. of our report dated August 28, 2019, relating to the financial statements of Alzamend Neuro, Inc. as of April 30, 2019 and 2018 and for each of the years in the two-year period ended April 30, 2019 appearing in the Offering Circular, which is part of this Offering Statement. We also consent to the reference to our firm under the heading "Experts" in such Offering Statement.

/s/ Squar Milner LLP

San Diego, CA

February 3, 2020